Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2017 Results

MILWAUKEE, April 21, 2017 -- ManpowerGroup (NYSE: MAN) today reported that net earnings for the three months ended March 31, 2017 were $74.4 million, or $1.09 per diluted share, compared to net earnings of $71.7 million, or 98 cents per diluted share, a year earlier. Revenues for the first quarter were $4.8 billion, an increase of 4% from the prior year period.
The current year quarter included restructuring charges which reduced earnings per share by 30 cents and a lower income tax rate which increased earnings per share by 20 cents primarily due to discrete items.
Financial results in the quarter were also impacted by the stronger US dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 7% and earnings per diluted share increased 14%. Earnings per share in the quarter were negatively impacted 3 cents by changes in foreign currencies compared to the prior year, or 5 cents excluding the restructuring charges.
Jonas Prising, ManpowerGroup Chairman & CEO, said, “The strong first quarter results are very encouraging, and build on the progress we made last year. We are seeing further broad-based improvement in Europe, setting the stage for what we believe could be a slow but sustained labor market recovery in that region.
“Our workforce services and solutions are resonating with our clients and candidates, which gives us the confidence that we are on the right track and well placed to seize further opportunities during 2017.
“We anticipate second quarter earnings per share will be between $1.67 and $1.75, which includes an estimated unfavorable currency impact of 8 cents and excludes restructuring charges.”

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 21, 2017 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://www.manpowergroup.com in the section titled “Investor Relations.”
Supplemental financial information referenced in the conference call can be found at http://www.manpowergroup.com in the section titled “Investor Relations.”

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. We connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2017, ManpowerGroup was named one of the World’s Most Ethical Companies for the seventh consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2016, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,757.2	$4,587.7	3.7%	6.7%
Cost of services	3,969.4	3,813.9	4.1%	7.2%
Gross profit	787.8	773.8	1.8%	4.6%
Selling and administrative expenses	660.8	642.1	2.9%	5.7%
Operating profit	127.0	131.7	-3.6%	-1.1%
Interest and other expenses	14.9	12.7	17.0%
Earnings before income taxes	112.1	119.0	-5.8%	-3.2%
Provision for income taxes	37.7	47.3	-20.3%
Net earnings	$74.4	$71.7	3.8%	6.5%
Net earnings per share - basic	$1.10	$0.98	12.2%
Net earnings per share - diluted	$1.09	$0.98	11.2%	14.3%
Weighted average shares - basic	67.7	72.8	-7.0%
Weighted average shares - diluted	68.4	73.5	-6.9%

(a) Revenues from services include fees received from our franchise offices of $5.3 million and $5.2 million for the three months ended March 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $239.1 million and $227.8 million for the three months ended March 31, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$661.5	$703.1	-5.9%	-5.9%
Other Americas	364.7	342.8	6.4%	8.5%
	1,026.2	1,045.9	-1.9%	-1.2%
Southern Europe:
France	1,137.5	1,078.8	5.4%	9.3%
Italy	294.4	263.1	11.9%	16.0%
Other Southern Europe	372.0	345.8	7.6%	9.8%
	1,803.9	1,687.7	6.9%	10.4%
Northern Europe	1,238.7	1,213.9	2.0%	8.8%
APME	632.4	576.2	9.7%	7.8%
Right Management	56.0	64.0	-12.5%	-10.5%
	$4,757.2	$4,587.7	3.7%	6.7%
Operating Unit Profit:
Americas:
United States	$26.4	$22.8	16.1%	16.1%
Other Americas	12.4	11.6	6.3%	10.7%
	38.8	34.4	12.8%	14.3%
Southern Europe:
France	50.1	47.2	6.1%	10.1%
Italy	18.2	16.1	13.0%	17.3%
Other Southern Europe	12.7	8.4	50.6%	53.9%
	81.0	71.7	12.9%	16.9%
Northern Europe	11.3	32.5	-65.1%	-64.3%
APME	20.1	19.3	4.4%	2.9%
Right Management	8.8	9.5	-7.4%	-6.2%
	160.0	167.4
Corporate expenses	(24.6)	(26.7)
Intangible asset amortization expense	(8.4)	(9.0)
Operating profit	127.0	131.7	-3.6%	-1.1%
Interest and other expenses (b)	(14.9)	(12.7)
Earnings before income taxes	$112.1	$119.0

(a) In the United States, revenues from services include fees received from our franchise offices of $3.5 million and $3.4 million for the three months ended March 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $167.7 million and $160.8 million for the three months ended March 31, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$9.3	$9.5
Interest income	(1.0)	(0.7)
Foreign exchange losses	0.1	0.9
Miscellaneous expenses, net	6.5	3.0
	$14.9	$12.7

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Mar. 31	Dec. 31
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$724.4	$598.5
Accounts receivable, net	4,430.6	4,413.1
Prepaid expenses and other assets	145.8	121.3
Total current assets	5,300.8	5,132.9
Other assets:
Goodwill	1,256.3	1,239.9
Intangible assets, net	287.3	294.4
Other assets	687.3	759.7
Total other assets	2,230.9	2,294.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	572.0	567.0
Less: accumulated depreciation and amortization	424.8	419.7
Net property and equipment	147.2	147.3
Total assets	$7,678.9	$7,574.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,025.6	$1,914.4
Employee compensation payable	175.0	208.1
Accrued liabilities	406.5	398.6
Accrued payroll taxes and insurance	567.5	649.2
Value added taxes payable	435.0	448.7
Short-term borrowings and current maturities of long-term debt	37.6	39.8
Total current liabilities	3,647.2	3,658.8
Other liabilities:
Long-term debt	796.0	785.6
Other long-term liabilities	703.6	683.4
Total other liabilities	1,499.6	1,469.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,268.3	3,227.2
Retained earnings	2,365.7	2,291.3
Accumulated other comprehensive loss	(385.4)	(426.1)
Treasury stock, at cost	(2,804.4)	(2,731.7)
Total ManpowerGroup shareholders' equity	2,445.4	2,361.9
Noncontrolling interests	86.7	84.5
Total shareholders' equity	2,532.1	2,446.4
Total liabilities and shareholders' equity	$7,678.9	$7,574.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31
	2017	2016
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$74.4	$71.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20.3	21.3
Deferred income taxes	13.6	14.4
Provision for doubtful accounts	5.9	4.1
Share-based compensation	7.2	7.2
Excess tax benefit on exercise of share-based awards	—	(0.1)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	50.3	44.2
Other assets	65.1	90.0
Other liabilities	(45.8)	(88.2)
Cash provided by operating activities	191.0	164.6
Cash Flows from Investing Activities:
Capital expenditures	(10.8)	(16.6)
Acquisitions of businesses, net of cash acquired	(11.7)	(13.8)
Proceeds from the sale of investments, property and equipment	0.7	0.4
Cash used in investing activities	(21.8)	(30.0)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(3.6)	(9.9)
Repayments of long-term debt	(0.1)	(5.9)
Payments of contingent consideration for acquisitions	(12.9)	—
Proceeds from share-based awards and other equity transactions	33.8	2.4
Other share-based award transactions	(15.8)	(3.2)
Repurchases of common stock	(57.0)	(117.7)
Cash used in financing activities	(55.6)	(134.3)
Effect of exchange rate changes on cash	12.3	16.8
Change in cash and cash equivalents	125.9	17.1
Cash and cash equivalents, beginning of period	598.5	730.5
Cash and cash equivalents, end of period	$724.4	$747.6